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                                                                Exhibit (i)(2)
                                     [LETTERHEAD]


                                   December 2, 1998


Bell, Boyd & Lloyd
Three First National Plaza
70 West Madison Street, Suite 3300
Chicago, IL 60602

Ladies and Gentlemen:

         We are furnishing this opinion in connection with the proposed offer and sale from time to time by PPM America Value Equity Fund, PPM America Small Cap Value Equity Fund and PPM America High Yield Bond Fund (collectively, the "Funds"), each a series of PPM America Funds (the "Trust") of an indefinite number of shares of beneficial interest of the Funds (the "Shares") being registered under the Securities Act of 1933, as amended, by a Registration Statement on Form N-1A (No. 333-63295) (the "Registration Statement").

          We have acted as Massachusetts counsel for the Trust in connection with its organization and are familiar with the action taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust's records of Trustee action, its By-Laws and its Agreement and Declaration of Trust, as amended to date. We have examined such other documents as we deem necessary for the purposes of this opinion.

         We assume that, upon sale of the Shares, the Trust will receive the net asset value thereof.

         We are of the opinion that:

         1. The Trust is a legally organized and validly existing unincorporated voluntary association under the laws of The Commonwealth of Massachusetts which, unless terminated as provided in its Agreement and Declaration of Trust, shall continue in existence without limitation of time.

         2. The Trust is authorized to issue an unlimited number of Shares, and that, upon the issue and sale and receipt by the Trust of the authorized consideration therefor, the Shares so


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Bell, Boyd & Lloyd                    -2-                       December 2, 1998

issued shall be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (a "Series"). However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust or any Series and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate or undertaking issued by or on behalf of the Trust. The Agreement and Declaration of Trust provides for indemnification out of property of a particular Series for all loss and expense of any shareholder held personally liable solely by reason of his or her having been a record owner of Shares. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or the particular Series itself would be unable to meet its obligations.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ Ropes & Gray

                                       Ropes & Gray